UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 15, 2008

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced, (i) Terex Corporation and certain of its subsidiaries (collectively, “Terex”) and Fantuzzi Industries S.a.r.l. (“Fantuzzi”) entered into agreements (the “Fantuzzi Agreements”) that provided for the acquisition by Terex of the port equipment businesses of Fantuzzi; and (ii) Terex informed Fantuzzi that it believed that a material adverse change may exist with respect to the Fantuzzi business or other grounds existed which may preclude completion of this acquisition, and requested that Fantuzzi provide Terex with additional information.

Since the date that Terex informed Fantuzzi of its belief that a material adverse change existed, a series of discussions and negotiations occurred. Given the ongoing discussions, Terex waited to provide formal notice of the termination of the Fantuzzi Agreements in an effort to obtain additional information in order for the parties to find a possible mutually agreeable resolution. Fantuzzi failed to provide Terex with any of the additional information requested and no resolution was reached by the parties.

On December 15, 2008 Terex advised Fantuzzi that it was terminating the Fantuzzi Agreements effective immediately due to (i) failure to obtain all necessary competition authority approvals without conditions, (ii) existence of a material adverse change, and (iii) other reasons. Fantuzzi has advised Terex that it disputes the grounds for termination and has threatened to commence legal action. Discussions between the parties continue and the final outcome of this matter cannot be determined at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen
Senior Vice President, Secretary and General Counsel